Exhibit 10.33

XCEL ENERGY INC. EXECUTIVE SEVERANCE AND
CHANGE IN CONTROL PLAN
EFFECTIVE MARCH 1, 2026

TABLE OF CONTENTS

PLAN DEFINITIONS ........................................................................................................	3
PARTICIPATION .............................................................................................................	6
ELIGIBILITY ...................................................................................................................	6
SEVERANCE BENEFITS.................................................................................................	7
PAYMENT ADJUSTMENTS.............................................................................................	9
SUCCESSOR TO CORPORATION .................................................................................	10
AMENDMENT AND TERMINATION ...............................................................................	10
CLAIMS PROCEDURE ..................................................................................................	11
MISCELLANEOUS PLAN PROVISIONS ........................................................................	11
SCHEDULE I ..................................................................................................................	14

XCEL ENERGY INC. EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN
This document constitutes the Xcel Energy Inc. Executive Severance and Change in Control Plan (the “Plan”) as in effect on March 1, 2026.
A resolution from the Governance, Compensation and Nominating Committee of the Board of Directors of Xcel Energy Inc. has declared that the Xcel Energy Senior Executive Severance and Change-in-Control Policy and the Xcel Energy Business Unit Vice President Severance Plan are terminated effective as of February 28, 2026.
Xcel Energy Inc. intends this Plan to be considered an “employee welfare benefit plan” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”). It is intended to cover Participants who are members of a “select group of management or highly compensated employees” within the meaning as defined in ERISA.
PLAN DEFINITIONS
The following words and phrases will have the following respective meanings unless the context clearly indicates otherwise.

Term	Definition
Annual Salary
The Participant's regular annual rate of base salary payable by the Participant's Employer, including base salary deferred pursuant to a written plan or agreement with the Corporation or a Subsidiary, and excluding all other forms of compensation.

Board	The Board of Directors of the Corporation, including a Committee or Committees who have been delegated authority to act on behalf of the Board.
Cause	The definition of “Cause” as found in the Xcel Energy Inc. 2024 Equity Incentive Plan (or any successor plan thereto), as amended from time to time.
CEO	Chief Executive Officer, is the highest-ranking executive in the Corporation.
Change in Control	The definition of “Change in Control” as found in the Xcel Energy Inc. 2024 Equity Incentive Plan (or any successor plan thereto), as amended from time to time.

Term	Definition
Change in Control Multiple	For each Participant in Tiers 1 and 2, the multiple in Schedule I applies. Tier 3 participants are not eligible for a Change in Control benefit.
Code	The Internal Revenue Code of 1986, as amended from time to time.
Committee	The Governance, Compensation and Nominating Committee of the Board or any successor to such committee.
Corporation	Xcel Energy Inc. and any successor thereto.
Date of Termination	The date on which a Participant ceases to be an Employee and has a “separation from service” as defined in section 409A of the Code.
Effective Date	March 1, 2026.
Employee	Any regular-benefit, non-bargaining employee of an Employer. The term excludes all individuals employed as independent contractors, temporary employees, non-benefit employees or leased employees.
Employer
The Corporation or a Subsidiary which has adopted the Plan. If an Employee is transferred to a Subsidiary that is not otherwise a Participating Employer, the Employee shall be deemed, effective as of time of transfer, to have been removed from participating in the Plan.

Good Reason
Any one or more of the following conditions arising without the consent of the Participant as a result of any action or inaction by the Employer or any of its affiliates: (i) a material diminution of the Participant’s base compensation, or (ii) a material diminution in the Participant’s authority, duties or responsibilities.

Term	Definition
Participant	An Employee who is designated as such pursuant to the Plan’s eligibility provisions.
Participating Employers
The Corporation and any Subsidiary that adopts this Plan with the consent of Xcel Energy, and any successor thereof that adopts the Plan. On and after the effective date, Xcel Energy Services Inc., Northern States Power Company Minnesota, Public Service Company of Colorado, Southwestern Public Service Company and Northern States Power Company Wisconsin have adopted the Plan as Participating Employers.

Release Agreement
An agreement created by the Corporation, with such amendments as the Corporation may determine to be necessary for such agreement to constitute a valid release by the Participant in question of all claims described therein.

Severance Benefits	The payments and benefits described in the Severance Benefits Section of the Plan that are provided to qualifying Participants under the Plan after a Qualifying Termination.
Severance Multiple	For each Participant in the schedule (Tiers 1-3) the multiple on Schedule I applies.
Severance Period
The period beginning on a Participant's Date of Termination and ending upon the number of consecutive 12-month periods as expressed in the Participant’s Severance Multiple. The months of a particular Severance Period will not count towards retirement eligibility.

Term	Definition
Subsidiary
Any corporation or other entity in which the Corporation, directly or indirectly, holds a majority of the voting power of such corporation's or entity's outstanding shares of capital stock or ownership interests.

Target Annual Incentive
The Annual Incentive Award (or Award) under the Xcel Energy Inc. Annual Incentive Plan, Executive Annual Incentive Program or Business Unit Vice President Annual Incentive Program, as applicable, or successor thereto assuming target goals and performance had been achieved.

PARTICIPATION
Each of the Employees in a tier or reporting relationship as defined in Schedule I shall be a Participant in the Plan as of the Effective Date. Schedule I may be amended by the Board or by the Committee or the CEO (with respect to those employees who are not designated as “Section 16 Officers” by the Board) to add or revise executive groupings or tiers as necessary.
Duration of Participation
A Participant ceases to be a Participant in the Plan as a result of changing jobs to move out of an eligible existing tier per Schedule I, or with an amendment or termination of the Plan complying with the applicable section of the Plan, or when such Participant receiving long-term disability benefits or in any other way ceases to be an Employee, unless, at the time they cease to be an Employee, such Participant is entitled to payment of Severance Benefits as provided in the Plan.
A Participant entitled to payment of Severance Benefits under the Plan will remain a Participant in the Plan until the full amount of the Severance Benefits payable under the Plan have been paid to the Participant.

ELIGIBILITY
Right to Severance Benefits & Qualifying Terminations
A Participant is entitled to receive Severance Benefits if the Participant’s Date of Termination satisfies one of the conditions of a Qualifying Termination below:
(i)The Participant ceases to be an Employee by action of the Employer or any of its affiliates (excluding any transfer to another Employer or a Subsidiary); or
(ii)At any time beginning on the effective date of a Change in Control and ending on the day before the second anniversary thereof, a Good Reason arises and the Participant voluntarily terminates within 120 days after the occurrence of such Good Reason;

With respect to a termination by the Participant pursuant to Good Reason, such termination is effective only if the Participant has given written notice to the Employer of their intent to terminate for Good Reason (stating the condition(s) relied upon for such Good Reason) within 90 days of initial existence of the condition(s) which constitute Good Reason, and the Employer or an affiliate, has failed to remedy such condition(s) specified in such notice which constitute Good Reason within the 30 day period following receipt of the notice.
Terminations Ineligible for Severance Benefits
If a Participant ceases to be an Employee and incurs a Date of Termination because the Participant's employment is terminated for Cause, or by death or disability, or due to a qualified sale of business (as defined below), or voluntarily terminates or retires, the Participant is not entitled to Severance Benefits under the Plan.
(i)A termination by retirement shall have occurred where a Participant's termination is due to the Participant’s voluntary late, normal or early retirement as described in the defined benefit plan in which they participate.
(ii)A termination due to a qualified sale of business shall have occurred where an Employer or an affiliate of an Employer has sold, distributed or otherwise disposed of the subsidiary, branch or other business unit in which the Participant was employed immediately before such sale, distribution or disposition and the Participant has been offered employment with the purchaser of such subsidiary, branch or other business unit or the corporation or other entity which is the owner thereof on substantially the same terms and conditions under which they worked for the Employer or Subsidiary (including, without limitation, duties and responsibilities, and the aggregate of the Participant's base salary and program of benefits).
SEVERANCE BENEFITS
Severance Benefits (non Change in Control)
If a Participant ceases to be an Employee in circumstances entitling the Participant to Severance Benefits, and the Participant executes within the applicable time period and does not revoke a Release Agreement, the Participant's Employer will pay, within thirty calendar days of the date such Release Agreement becomes irrevocable, the Severance Benefits as a cash lump sum as detailed below.

The cash lump sum equals the aggregate of the following as in effect on the Participant’s Date of Termination:
Participant’s non-Change in Control Severance Multiple per Schedule I multiplied by the following as in effect on Participant’s Date of Termination:
(i)Annual Salary;
(ii)Target Annual Incentive for Tiers 1 and 2;
(iii)Pension benefit that would have otherwise been credited during the Severance Period;
(iv)Employer matching contribution that would have been received if contributions had continued to the 401(k) and/or deferred compensation plan accounts during the Severance Period, based on the deferral rate in effect on Date of Termination and;
(v)The value of medical and dental benefits based as the employer cost sharing premium on the Date of Termination.
The following benefits are provided without the Severance Multiple:
(i)Outplacement services of $30,000 for Participants in Tiers 1 and 2 or $15,000 for Participants in Tier 3 all on Schedule I; and
(ii)If the Date of Termination is on or prior to December 31, a Target Annual Incentive for the applicable termination year will be prorated based on last day worked and paid as a cash lump sum.
(iii)If the Date of Termination is after December 31 of the immediately preceding year and before Annual Incentive payment date for that preceding year, a Target Annual Incentive for that applicable year will be paid as a cash lump sum.
The following benefits are addressed independently:
•The treatment of Long-term Incentive awards is addressed in the Long-Term Incentive Plan terms and conditions.
•The Executive Physical benefit will end on Date of Termination, unless the Corporation agreed otherwise in a written agreement with the Participant.
•The Financial Planning benefit will end on Date of Termination, unless the Corporation agreed otherwise in a written agreement with the Participant.
Severance Benefits (Change in Control)
If, following a Change in Control, a Participant in Tiers 1 or 2 ceases to be an Employee in circumstances entitling them to Severance Benefits, and the Participant executes within the applicable time period and does not revoke a Release Agreement, the Participant's Employer will pay, within 30 calendar days of the Date of Termination, or if later, upon the date such Release Agreement becomes irrevocable, a cash lump sum as set forth in the Severance Benefits Section above, provided however, that a Participant's Change in Control Multiple shall be substituted for their Severance Multiple (including in determining the length of the

Severance Period as used therein) inclusive of the other Executive Physical and Financial Planning benefits as described above.
For purposes of determining the cash lump sum, if on or after the occurrence of a Change in Control a Participant’s Change in Control Multiple is reduced, or a reduction of the Participant's Annual Salary or benefits has occurred which would entitle the Participant to terminate employment and receive Severance Benefits, such reduction shall be ignored. Benefits will be based on the multiple immediately preceding when the Change in Control is effective.

PAYMENT ADJUSTMENTS
280G Excise Tax Reductions
For Tier 1 or 2 Participants, in the event it is determined a payment or benefit payable to a Participant would result in a “parachute payment” excise tax imposed by section 4999 of the Code by reason of being contingent on a change in ownership or control of the Corporation, within the meaning of section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then if it is determined that any payment or benefit payable by the Corporation to or for the Participant’s benefit, whether paid or payable pursuant to the terms of this Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (a “Payment”), would be subject to the Excise Tax, and a reduction in the amount of Payment sufficient to avoid the Excise Tax would result in an increase in the total amount of all Payments, net of all applicable taxes, then and only then, the Payments shall be reduced to the amount that, when considered with all Payments taken into account under section 280G is One Dollar ($1.00) less than the smallest sum that would subject the Participant to the Excise Tax. All determinations required under this section will be made by the Corporation.

Conditions to Payment Obligations
The obligations of the Employer to pay the Severance Benefits are absolute and unconditional and are not affected by any circumstances, including, without limitation, any set-off, counterclaim, defense or other right which the Corporation or any of its Subsidiaries may have against any Participant.
•Any Severance Benefits that a Participant becomes entitled to receive under this Plan shall be reduced (but not below zero) by the aggregate amount of cash severance, separation, or similar benefits that the Participant may be entitled to receive under any other plan, program, contract, agreement or arrangement of the Employer or any Subsidiary, except to the extent the Participant waives their right thereto, and by the aggregate amount of such cash benefits or pay in lieu of notice that the Participant may be entitled to receive under applicable law; and
•Any continued benefits that a Participant becomes entitled to receive under this Plan will be provided concurrently (not consecutively) with any benefits that such Participant may be entitled to receive under any other plan, program, contract, agreement or arrangement of the Employer or any Subsidiary or applicable law (including without limitation the health continuation coverage required by Section 4980B of the Code and Section 601 et seq. of ERISA). In no event will a Participant be obligated to seek other employment or take any other action to mitigate the amounts payable to a Participant under any of the provisions of this Plan, nor will the amount of any payment be reduced by any compensation earned by a Participant as a result of employment by another employer.

SUCCESSOR TO CORPORATION
This Plan will bind any successor of the Corporation or other Employer, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Corporation or Employer would be obligated under this Plan if no succession had taken place.
In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the Corporation's or Employer's obligations under this Plan, in the same manner and to the same extent that the Corporation or Employer would be required to perform if no such succession had taken place. The term "Corporation," as used in this Plan, shall mean the Corporation as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

AMENDMENT AND TERMINATION
The Plan may be amended by the Board or CEO (with respect to those employees who are not designated as “Section 16 Officers” by the Board) at any time and may be terminated by the Board or CEO at any time without notice to Participants or giving rise to any benefits payable under the Plan. Following a Change in Control, and for a twenty-four month period following a Change in Control, no amendment may be made which adversely affects the rights of any Participant without the consent of a majority of Participants. To the extent applicable, any such amendment or termination shall comply with section 409A of the Code.
The form of any amendment of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Corporation or CEO, certifying that the amendment has been approved by the Board or CEO.

CLAIMS PROCEDURE
If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Corporation shall treat it as a claim for benefit. All claims for benefit under the Plan must be in writing, must be sent to the Human Resources Department of the Corporation and must be received within 30 days after termination of employment or, if earlier, within 30 days after the date as of which the alleged right to receive benefits arises.
If the Corporation determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice of decision will be sent within 90 days of the claim unless the Corporation determines additional time, not exceeding an additional 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information necessary to make a decision on the claim. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim, including a statement of the right to bring a civil suit under Section 502(a) of ERISA.
The claimant may within 60 days thereafter submit in writing to the Corporation a notice that the claimant contests the denial of their claim by the Corporation and desires further review. The notice may include comments, documents, records and other information relating to the claim. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The review will take into account all comments, documents, records and other information submitted relating to the claim, without regard to whether such information was submitted or considered in the initial determination. The Corporation will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Corporation determines additional time, not exceeding 60 days, is needed, and so notifies the Participant. In the case of an adverse benefit determination, the decision shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for the adverse determination, reference to the specific Plan provisions on which the determination is based, a statement that the claimant is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and a statement of the claimant's right to bring an action under Section 502(a) of ERISA.
MISCELLANEOUS PLAN PROVISIONS
Governing Law
The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Minnesota, without reference to principles of conflict of law, except to the extent pre-empted by federal law. To the extent applicable, the Plan sponsor intends the Plan to comply with Section 409A of the Code.
Funding and Vesting
The Plan is considered as unfunded, and benefits are payable from the general assets of the Employer last employing the Participant. Terminated Employees who are entitled to benefits under the Plan will be considered a general creditor of the Corporation.
No Employment Contract
This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Corporation's policies or those of its Subsidiaries regarding termination of employment. The terms of the Plan do not impact status as an at will employee.
Plan Administration
The Corporation is designated as the “Plan Administrator” and has full authority and discretion to interpret Plan terms, decide cases of eligibility and amount of benefits due and to adopt administrative procedures to be used in operating the Plan. The Board and the CEO shall act for the Corporation as provided herein, except that the Board shall have exclusive authority (which may not be delegated except to a Committee of the Board) with respect to determining eligibility and benefits of employees who are designated as “Section 16 Officers” by the Board or as would otherwise be necessary to comply with the requirements of applicable exchange rules or applicable corporate law.
Validity and Severability
The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Withholding
The Corporation or other applicable Employer will withhold all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

SCHEDULE I
Participants

	Severance Multiple non-Change in Control	Severance Multiple Change in Control[1]
Tier 1: President and Chief Executive Officer (CEO)	2.0X	3.0X
Tier 2: Executive Committee members excluding the CEO (defined by salary plan EXC or successor salary plan)	1.5X	2.0X unless grandfathered Grandfathered at 3.0X for individuals in EVP position prior to March 1, 2026
Tier 3: Business Unit Vice Presidents (defined by salary plan BVP or successor salary plan)	1.0X	-
1 Applicable at any time beginning on the effective date of a Change in Control and ending on the day before the second anniversary thereof, a Good Reason arises and the Participant voluntarily terminates within 120 days after the occurrence of such Good Reason